EXHIBIT NO. 99.1


FRB Weber Shandwick
    Financial Communications

RE:  PRIME GROUP REALTY TRUST
     77 WEST WACKER DRIVE
     SUITE 3900
     CHICAGO, ILLINOIS 60601
     NYSE: PGE
     www.pgrt.com

FOR YOUR INFORMATION:


At Prime Group Realty Trust:
Stephen J. Nardi               Louis G. Conforti           Georganne Palffy
Acting Chairman of the Board   Office of the President     General Inquiries
312/917-1300                   Chief Financial Officer     312/266-7800
                               312/917-1300

FOR IMMEDIATE RELEASE
MONDAY, APRIL 8, 2002


              PRIME GROUP REALTY TRUST APPOINTS STEPHEN J. NARDI AS
                          ACTING CHAIRMAN OF THE BOARD

Chicago, IL., April 8, 2002 - Prime Group Realty Trust (NYSE: PGE; the "Company") announced today that Michael W. Reschke resigned from his position as Chairman of the Company and Richard S. Curto resigned from his position as Chief Executive Officer of the Company, in order for them to respectively pursue other business interests. Messrs. Reschke and Curto will continue to serve as members of the Board of Trustees of the Company. Stephen J. Nardi has been appointed as acting Chairman of the Board of Trustees of the Company. Mr. Nardi has served as Vice Chairman of the Company's Board of Trustees since 1997. The Company's Co-Presidents, Louis G. Conforti and Jeffrey A. Patterson, will continue in their current capacities and will report directly to Mr. Nardi. The changes are effective immediately. The Company intends to name a new Chief Executive Officer of the Company in the near future.

About the Company

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) that owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in the Chicago metropolitan area. The Company owns 24 office properties containing an aggregate of approximately 7.8 million net rentable square feet and 30 industrial properties containing an aggregate of approximately 3.9 million net rentable square feet. In addition, the Company has joint venture interests in two office properties containing an aggregate of approximately 1.3 million net rentable square feet. The portfolio also includes approximately 202.1 acres of developable land and the Company has the right to acquire more than 31.6 additional acres of developable land which management believes could be developed with approximately 5.0 million rental square feet of office and industrial space. In addition to the properties described above, the Company is developing Dearborn Center in downtown Chicago, a Class A, state-of-the-art office tower containing 1.5 million rentable square feet of office space. The Company also owns a joint venture interest in a new office development consisting of 0.1 million of rentable square feet in suburban Chicago.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes", "expects", "anticipates", "estimates", and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.


FRB | Weber Shandwick Worldwide serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.